EXHIBIT 10.3

ENERGOUS CORPORATION

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Energous Corporation (the “Company”) hereby grants to you under its 2024 Equity Incentive Plan (the “Plan”) an award of Restricted Stock Units (the “RSUs”) as set forth below. The RSUs are subject to all the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (this “RSU Notice”) as well as the attached Restricted Stock Unit Award Agreement (the “RSU Agreement”) and the Plan, both of which are incorporated into this RSU Notice in their entirety. Capitalized terms not defined in this RSU Notice but defined in the Plan have the same definitions as in the Plan.

Participant:
Grant Date:
Total Number of RSUs Subject to Award:
Vesting Commencement Date:
Vesting Schedule (subject to continued Service with the Company or a Subsidiary through an applicable vesting date):	See Exhibit A to the RSU Notice.
Settlement:	Subject to the terms and conditions of this RSU Notice and the RSU Agreement, each vested RSU will be settled in one share of Common Stock.

Additional Terms/Acknowledgement: By accepting this Award, you acknowledge receipt of, and understand and agree to, this RSU Notice, the RSU Agreement and the Plan. You further acknowledge that as of the Grant Date, this RSU Notice, the RSU Agreement and the Plan set forth the entire understanding between you and the Company regarding the RSUs and supersede all prior oral communications and written agreements on the subject, with the exception of any severance or change in control policy, or written agreement between the Company and you, that contains terms specifically applicable to the RSUs. By accepting the RSUs, you consent to receive the documents related to the Plan by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

ENERGOUS CORPORATION	PARTICIPANT

Signature
By:
Its:
Date:

Attachment:	Email:
1. Restricted Stock Unit Award Agreement

EXHIBIT A

RSU VESTING SCHEDULE

Vesting Date:	Number of RSUs That Vest:
25%
25%
25%
25%

ENERGOUS CORPORATION

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Grant Notice (the “RSU Notice”) and this Restricted Stock Unit Award Agreement (collectively with the RSU Notice, this “Agreement”), Energous Corporation (the “Company”) has granted to you an award of Restricted Stock Units (the “RSUs”) under its 2024 Equity Incentive Plan (the “Plan”) for the number of RSUs indicated in your RSU Notice. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the RSUs, in addition to those set forth in the RSU Notice and the Plan, are as follows:

1.

Vesting and Settlement. Subject to the limitations contained herein, the RSUs will vest as provided in the RSU Notice (including the attached exhibit thereto). As soon as administratively practicable after the RSUs vest (but in any event, no later than the fifteenth day of the third month following the tax year in which the vesting date occurs), and subject to satisfaction of the tax withholding obligations set forth in Section 6, the Company will settle the vested RSUs by delivering to you one share of Common Stock (“Share”) for each vested RSU.

2.	Compliance with Applicable Law.

Notwithstanding any other provision of this Agreement or the Plan, Shares will not be issued upon RSU vesting unless the Shares issuable are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The RSUs and the issuance of any Shares thereunder also must comply with all other applicable law and regulations governing the RSUs and the Shares issuable thereunder, including any U.S., state and local law, and you will not receive Shares if the Company determines that such receipt would not be in material compliance with such applicable law. The Company is not obligated to take any affirmative action in order to cause the RSUs or the issuance of Shares thereunder to comply with any law or regulation of any governmental authority.

You agree that you will not sell or distribute all or any part of the Shares that you may receive pursuant to the settlement of vested RSUs unless such sale complies with all applicable securities laws and the Company’s insider trading policy. Further, you agree that the Company will have the unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the RSUs and the issuance of Shares thereunder.

3.	Restrictive Legends. The Shares issued upon settlement of the RSUs will be endorsed with appropriate legends or notations, if any, determined by the Company.
4.

Separation from Service. Upon your Separation from Service for any reason, any RSUs that have not vested will automatically be cancelled and forfeited to the Company without the payment of any consideration to you. You (and your successors, heirs, assigns, or personal representatives) will have no further rights, and the Company will have no further obligations to you, with respect to such unvested RSUs.

For purposes of this Agreement, your “Separation from Service” will be considered to occur as of the date you are no longer actively providing services to the Company or, if different, any Subsidiary that employs you or for which you otherwise provide services (the “Service Recipient”), regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any. Unless otherwise determined by the Company, your right to vest in the RSUs, if any, will cease as of the date of your Separation from Service and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment law or other applicable laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any).

5.

Limited Transferability.  Neither the RSUs nor any right or interest therein may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than, with respect to vested RSUs that have not been settled in Shares, by will or by the applicable laws of descent and distribution. Any attempt to transfer or dispose of the RSUs or any interest therein contrary to the restrictions set forth in this Agreement will be null and void.

6.	Withholding Taxes; No Obligation to Minimize Taxes.

Regardless of any action taken by the Company or the Service Recipient, the ultimate liability for all income tax, payroll tax and other tax-related withholding related to the RSUs and legally applicable to you or deemed by the Company or the Service Recipient in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld, if any, by the Company or the Service Recipient. If you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient, as applicable, to enable it to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

requiring you to make a payment in a form acceptable to the Company;

withholding from your wages or other cash compensation paid to you by the Company and/or the Service Recipient in accordance with applicable law;

withholding from the proceeds of a sale of Shares that would otherwise be acquired upon settlement of the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company;

subject to applicable law, withholding Shares to be issued upon settlement of the RSUs; or

any other method of withholding determined by the Company and permitted by applicable law.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over - withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, you are deemed to have been issued the full number of Shares for which the RSUs were settled, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

You agree to pay to the Company or the Service Recipient, as applicable, any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

You acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, their grant, their vesting, the issuance of Shares upon vesting or the subsequent sale of Shares acquired pursuant to the RSUs and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You agree and acknowledge that the Company, the Committee, any Affiliate, and their respective boards of directors, officers, employees, and agents will not be held liable for any applicable costs, taxes or penalties associated with the RSUs. By executing the RSU Notice, you agree that you will be deemed to have waived any claims with respect to any tax consequences related to the RSUs.

7.

RSUs Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute any employment or service contract with the Company or an Affiliate or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other service relationship with, the Company, the Service Recipient or any other Affiliate, as applicable, or limit in any way the right of the Company, the Service Recipient or any other Affiliate, as applicable, to terminate your employment or other service relationship at any time, with or without cause.

8.

Section 409A Compliance. The Company intends that the RSUs will be exempt from, or comply with, the requirements of Section 409A of the Code, including any applicable regulations and guidance issued thereunder, and this Agreement and the Plan will be interpreted, operated, and administered in a manner consistent with this intention. Each payment made pursuant to this Agreement will be treated as a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding any other provision in this Agreement or the Plan, the Company makes no representations that the RSUs will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the RSUs.

9.	Nature of Grant. By entering this Agreement and accepting the grant of the RSUs, you acknowledge, understand, and agree that:

your participation in the Plan will be subject at all times to the terms of the Plan and this Agreement, as may be amended from time to time (including but not limited to any clawback provisions);

you are voluntarily participating in the Plan;

the Plan is established voluntarily by the Company, is discretionary in nature,  and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

the grant of the RSUs is discretionary, exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of RSUs or other awards, or benefits in lieu of RSUs or other awards, even if RSUs or other awards have been granted in the past;

all decisions with respect to any future grants of RSUs or other awards, if any, will be at the sole discretion of the Committee;

the Plan and this Agreement do not form part of your terms and conditions of employment or service relationship with the Company or an Affiliate (either expressly or impliedly by custom and practice or otherwise), and further, your participation in the Plan does not change or alter the nature or terms of your employment or service relationship with the Company or an Affiliate; further, if you are not an employee of the Company or an Affiliate, you acknowledge that the Plan does not create, or contribute towards the creation of, an employment relationship between you and the Company or any Affiliate;

the value of the RSUs is an extraordinary item of compensation that is outside the scope of your employment or other service contracts, if any;

the RSUs and the Shares underlying the RSUs, and the income from and the value of the same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any benefits, severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, holiday top-up, pension or retirement or welfare benefits, or similar mandatory payments;

except as otherwise provided in this Agreement, your entitlement to participate in the Plan will cease upon your Separation from Service howsoever arising (whether lawfully, unlawfully, or in breach of contract);

the future value of the Shares underlying the RSUs is unknown, indeterminate and cannot be predicted with certainty; accordingly, if the RSUs vest and you are issued Shares, the value of such Shares may increase or decrease in value following the vesting date or the date the Shares are issued, even below the Fair Market Value on the Grant Date;

no claim or entitlement to compensation or damages will arise from forfeiture of the RSUs or loss of any rights or benefits under the Plan (including any rights or benefits which you would have not have lost had your employment or service not terminated) resulting from your (i) Separation from Service (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or providing Service or the terms of your employment or service agreement, if any) or (ii) the application of Section 3.3 of the Plan. You hereby acknowledge that you will not be entitled to, and you hereby waive, any right or claim (legal or otherwise) to compensation or damages as against the Company or any Affiliate for the loss of any rights or benefits under the Plan, or any replacement or successor plan; and

neither the Company nor any other Affiliate will be liable for any foreign exchange rate fluctuations between your local currency (if other than the United States Dollar) and the United States Dollar that may affect (i) the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement or (ii) payments for Tax-Related Items.

10.	Data Privacy Information and Consent.

The Company and the Service Recipient collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of the Company’s stock or directorships held in the Company, details of all Awards granted to you under the Plan or any other entitlement to shares or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is your consent.

You understand that the Company may transfer Data to a third-party stock plan administrator/broker (“Stock Plan Administrator”), which assists the Company, presently or in the future, with the implementation, administration and management of the Plan. You may be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, with such agreement being a condition to the ability to participate in the Plan.

The Company and the Stock Plan Administrator are based in the United States. If you reside outside the United States, your country or jurisdiction may have different data privacy laws and protections than the United States. Where required, the Company’s legal basis for the transfer of Data to the United States, including to the Stock Plan Administrator, is your consent.

The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data is retained after your Separation from Service, including any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.

Participation in the Plan is voluntary and you are providing the consents herein on a voluntary basis. You understand that you may request to stop the transfer and processing of Data for purposes of your participation in the Plan and that your Service relationship with the Company or the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow you to participate in the Plan. You understand that Data will still be processed in relation to your employment or service relationship for record-keeping purposes.

You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data that the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarifications regarding these rights or to exercise these rights, you can contact the Company’s Chief Financial Officer.

11.

No Stockholder or Dividend Rights. Neither you, nor any person claiming under or through you, will have any of the rights or privileges of a stockholder of the Company, including, without limitation, voting rights and rights to dividends (or dividend equivalents), in respect of the RSUs and any Shares underlying the RSUs, unless and until the date any Shares underlying the RSUs have been issued and recorded as issued in the records of the Company or those of its transfer agents or registrars.

12.

Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means.  You consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

13.

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations or representations regarding your participation in the Plan or your acquisition or sale of Shares acquired upon vesting. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan. Prior to executing the RSU Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the RSUs and the receipt or disposition of Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

14.

Recovery of Compensation. In accordance with Section 3.3 of the Plan, the RSUs are subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder and (b) any other compensation recovery or clawback policies and clawback provisions as adopted from time to time by the Company, all to the extent determined by the Company in its discretion to be applicable to you and/or required by applicable law. Your acceptance of the RSUs is deemed to constitute (i) your acknowledgement of and consent to the Company’s application, implementation and enforcement of the Company’s Compensation Recovery Policy and any other compensation recovery policy applicable to you, whether adopted prior to or following the Grant Date of the RSUs, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation and (ii) your agreement that the Company may take such actions as may be necessary to implement any such policy or applicable law, without further consideration or action.

15.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.

Successors and Assigns. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your estate, executor, any receiver or trustee in bankruptcy, and any representative of your creditors, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

17.

Notices. Any notice, demand, or request which either party hereto may be required or permitted to give to the other will be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such applicable electronic mail or postal address and, with respect to the Company, directed to the Chief Financial Officer of the Company or such other person the Company may notify you of from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

18.

Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will, nevertheless, be binding and enforceable.

19.

No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

20.

Restrictions. In the event the Shares are no longer to be registered with the Securities and Exchange Commission (as determined by the Company), any Shares acquired in respect of the RSUs will be subject to such terms and conditions as the Company will determine, including, without limitation, restrictions on transferability, repurchase or redemption rights, the right of the Company to require that Shares be transferred in the event of certain transactions, rights of first refusal, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be in addition to those contained in the Plan and may, as determined by the Company, be contained in a stockholders’ agreement or in such other agreement as the Company will determine, in each case in a form determined by the Company. The Company may condition the issuance of such Shares on your consent to such terms and conditions and your entering into such agreement or agreements.

21.	Counterparts. The RSU Notice may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.